Exhibit 8.2

                         [Letterhead of Foley Hoag LLP]



WaveRider Communications Inc.
255 Consumers Road

Suite 500
Toronto, Ontario M2J 1R4

WaveRider Communications (Canada) Inc.
255 Consumers Road

Suite 500
Toronto, Ontario M2J 1R4

         Re: WaveRider Communications (Canada) Inc. --Registration Statement on Form F-4

Ladies and Gentlemen:

      We have acted as counsel to WaveRider Communications Inc., a Nevada corporation ("WaveRider"), and WaveRider Communications (Canada) Inc., a Canadian corporation (the "Company"), in connection with the proposed reorganization of WaveRider and the Company as described in the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the "Registration Statement") on July 16, 2004. The reorganization will be effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), to be adopted by WaveRider, the Company, and a direct wholly-owned subsidiary of the Company to be incorporated under the laws of the State of Nevada prior to the Merger.

      We have examined the law and such papers, including the Merger Agreement and the Registration Statement, as deemed necessary to render the opinion expressed below. As to questions of fact material to our opinion we have relied on representations of WaveRider contained in a letter addressed to us (the "Letter of Representation"), without undertaking to verify the same by independent investigation; and upon representations set forth in the Merger Agreement (including the Exhibits).

      We hereby confirm as our opinion the statements that appear under the caption "Material United States Federal Income Tax Consequences" in the Registration Statement and that are identified as our opinion, subject to the assumptions, qualifications and limitations set forth therein as to such opinion.

      This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced therein that becomes untrue or incorrect. This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. For purposes only of compliance with Treasury Regulation Section 1.6011-4T(b)(3)(i), we hereby agree that you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind, including this opinion letter any other tax analyses, that we have provided to you relating to such tax treatment and tax structure; provided, however, that any such information relating to the tax treatment or tax structure must be kept confidential to the extent necessary to comply with applicable securities laws.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the headings "Material United States Federal Income Tax Consequences" and "Legal Matters." This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              FOLEY HOAG LLP

                                              By:  /s/Richard Schaul-Yoder
                                                   a Partner